Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the registration of shares for the Front Yard Residential Corporation 2019 Equity Incentive Plan of our reports dated February 27, 2019, with respect to the consolidated financial statements and financial statement schedules of Front Yard Residential Corporation and the effectiveness of internal control over the financial reporting of Front Yard Residential Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2018, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Atlanta, GA
July 30, 2019